Exhibit 99.3

FLEETWOOD ANNOUNCES RESTRUCTURING
OF MANUFACTURING OPERATIONS

-- Six Housing Group plants and two travel trailer plants
to be consolidated into existing facilities --

Riverside, Calif., November 24, 2008 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today the consolidation of several manufacturing facilities in coordinated actions designed to match current production to market demand and improve capacity utilization.

The Company has notified its associates of the closures at its manufactured housing plants in Woodland, Calif.; Auburndale, Fla.; Willacoochee, Ga.; Benton, Ky.; and Pembroke, N.C. All of these plants will work through the orders they currently have and will begin transitioning production to some of the remaining 13 Fleetwood Housing Group facilities. They are expected to close within approximately 60 days. The Company’s Trendsetter Homes plant in Douglas, Ga., which is one of two producing modular housing, will also be closed, effective immediately.

Impending closure announcements were also made at Fleetwood’s travel trailer manufacturing centers in Crawfordsville, Ind. and Mexicali, Mexico. After the transition, all of the Company’s travel trailers and fifth wheels will be produced in its three existing plants in Ohio and Oregon.

“In the current economic climate, it is essential that we match our production to demand,” said Elden L. Smith, Fleetwood’s president and chief executive officer. “With 13 remaining housing plants and three travel trailer plants, we can continue to service all our existing dealers and the markets in which we currently operate. As difficult as it is to make decisions like these that impact the lives of our valued associates, we must position Fleetwood to operate profitably under the present and foreseeable business circumstances. We believe that these moves, in conjunction with the previously announced consolidation of two motor home plants, other significant cost-saving measures, and our proposed balance sheet restructuring, will enable us to weather the current economic crisis.”

The Company will work to place a limited number of associates within the organization, but it is expected that most of the jobs will be permanently lost. Assistance will be provided to all affected associates in cooperation with state and local agencies.

Further information about the restructuring and its expected impact on our financial results will be provided in tomorrow’s results release and investor call.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

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This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including those regarding the production level needed for breakeven operations, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations, including the potential repurchase of 5% debentures in December 2008 if we do not have sufficient shares of common stock to satisfy the obligation to repurchase the remaining amount of the 5% debentures outstanding; the lack of assurance that we will regain sustainable profitability in the foreseeable future; our potential inability to decrease our operating losses and negative cash flow; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets, especially the recreational vehicle market which has deteriorated sharply in recent months; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, credit crisis, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, and which may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing and future debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; the volatility of our stock price and the risk of potential delisting from the NYSE; potential dilution associated with future equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; repurchase agreements with floorplan lenders, which we currently expect could result in increased costs due to the deteriorated market conditions; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels and dealers' desire to reduce inventory levels in the manufactured housing and recreational vehicle industries; the effect on our sales, margins and market share from aggressive discounting by competitors; potential increases in the frequency and size of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries and changes in our competitive landscape.

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